EXHIBIT 99.1

Amphastar Pharmaceuticals Reports Financial Results for the Three Months Ended September 30, 2026

-	Net revenues of $207.6 million for the three months ended September 30, 2026

-	GAAP net income of $37.8 million, or $0.87 per share, for the third quarter

-	Adjusted non-GAAP net income of $49.3 million, or $1.14 per share, for the third quarter

-	Company to hold a conference call today at 2:00 p.m. Pacific Time

RANCHO CUCAMONGA, CA – November 5, 2026 – Amphastar Pharmaceuticals, Inc. (NASDAQ: AMPH) (“Amphastar” or the “Company”), a biopharmaceutical company focused on developing, manufacturing, and commercializing technically challenging generic and proprietary injectable, inhalation, and intranasal products, today reported results for the three months ended September 30, 2026.

“Our third quarter results demonstrate the strength of Amphastar’s diversified portfolio and the commercial platform we have built. Record sales of BAQSIMI® and Primatene MIST®, together with contributions from recently launched products, supported continued revenue growth and further strengthened the foundation for our long-term strategy. During the quarter, we continued to advance programs across our complex generic, biosimilar, and proprietary pipelines while investing in the manufacturing, quality and development capabilities needed to support future growth. We remain focused on disciplined execution, strengthening our operations, and deploying capital in ways that we believe can create sustainable long-term value for our shareholders,” said Dr. Jack Zhang, Amphastar’s President and Chief Executive Officer.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

	(in thousands, except per share data)
Net revenues	$207,608	$191,840	$562,682	$536,782
GAAP net income	$37,763	$17,350	$74,531	$73,665
Adjusted non-GAAP net income*	$49,265	$44,696	$109,502	$122,460
GAAP diluted EPS	$0.87	$0.37	$1.67	$1.52
Adjusted non-GAAP diluted EPS*	$1.14	$0.93	$2.45	$2.52

* Adjusted non-GAAP net income and adjusted non-GAAP diluted EPS are non-GAAP financial measures. Please see the discussion in the section entitled “Non-GAAP Financial Measures” and the reconciliation of GAAP to non-GAAP financial measures in Table III of this press release.

Third Quarter Results

	Three Months Ended
	September 30,		Change
	2026	2025	Dollars	%

	(in thousands)
Net revenues:
BAQSIMI®	$58,804	$53,608	$5,196	10%
Primatene MIST®	31,461	28,808	2,653	9%
Lidocaine	16,638	12,932	3,706	29%
Epinephrine	15,273	18,789	(3,516)	(19)%
Glucagon	8,575	13,558	(4,983)	(37)%
Ipratropium bromide	6,645	—	6,645	N/A
Other products	70,212	64,145	6,067	9%
Total net revenues	$207,608	$191,840	$15,768	8%

Changes in net revenues as compared to the third quarter of the prior year were primarily driven by:

●	BAQSIMI® sales increased primarily due to an increase in unit volumes, contributing $7.4 million in sales driven by our continued marketing efforts. This increase was partially offset by a lower average selling price, as a result of a change in gross-to-net discounts due to changes in chargebacks and rebates and changes to the customer mix, impacting sales of approximately $2.2 million.
●	Primatene MIST® sales increased due to a higher average selling price, contributing $1.6 million in sales, as a result of a price increase that went into effect in the second quarter of 2026, and an increase in unit volumes, contributing $1.0 million in sales, as in-store demand for Primatene MIST® continues to grow.
●	Lidocaine sales increased primarily due to an increase in unit volumes as a result of an increase in demand caused by other supplier shortages.
●	Ipratropium bromide continued to have strong sales during the quarter, following our launch in the second quarter of 2026.
●	Epinephrine sales decreased primarily due to lower unit volumes of our pre-filled syringe product, resulting from slower product releases associated with ongoing remediation efforts at our subsidiary, International Medication Systems, Limited (“IMS”).
●	Glucagon sales decreased primarily due to a lower average selling price, as a result of increased competition.
●	Other pharmaceutical product sales increased primarily due to sales of teriparatide of $6.4 million, which we launched in December 2025. Additionally, API sales from our subsidiary, Amphastar Nanjing Pharmaceuticals, Inc. (“ANP”), contributed $6.2 million. These increases were partially offset by a decrease in sales of several products manufactured at our IMS facility due to ongoing remediation activities.

	Three Months Ended
	September 30,		Change
	2026	2025	Dollars	%

	(in thousands)
Net revenues	$207,608	$191,840	$15,768	8%
Cost of revenues	107,979	93,194	14,785	16%
Gross profit	$99,629	$98,646	$983	1%
as % of net revenues	48.0%	51.4%

Changes in the cost of revenues and gross margin were primarily driven by:

●	The impact of lower average selling price for BAQSIMI®, glucagon, and our epinephrine multi-dose vial product, which are higher margin products.
●	Increased manufacturing expenses as a result of remediation efforts at our IMS facility in response to the FDA warning letter, as well as the expansion of our manufacturing facility in Rancho Cucamonga, CA.
●	This was partially offset by our recently launched products, including teriparatide and ipratropium bromide, both of which are higher-margin products.

	Three Months Ended
	September 30,		Change
	2026	2025	Dollars	%

	(in thousands)
Selling, distribution, and marketing	$11,934	$11,505	$429	4%
General and administrative	16,844	39,467	(22,623)	(57)%
Research and development	20,078	22,354	(2,276)	(10)%

●	Selling, distribution, and marketing expenses increased primarily due to increased freight expense.
●	General and administrative expenses decreased primarily due to a litigation provision of $23.1 million that was recorded in the third quarter of 2025 for a litigation matter that was settled in the fourth quarter of 2025.
●	Research and development expenses decreased primarily due to the $5.3 million upfront payment for the licensing agreement that we entered into with Nanjing Anji Biotechnology Co., Ltd. in the third quarter of 2025. This decrease was partially offset by an increase in material and supply expenses, primarily for our insulin and proprietary pipeline products, as well as an increase in salary and personnel-related expenses.

	Three Months Ended
	September 30,		Change
	2026	2025	Dollars	%

	(in thousands)
Non-operating expenses:
Interest income	$2,287	$2,246	$41	2%
Interest expense	(6,760)	(6,284)	(476)	8%
Other income (expenses), net	2,764	231	2,533	NM
Total non-operating expenses, net	$(1,709)	$(3,807)	$2,098	(55)%

The change in non-operating expenses, net, is primarily a result of foreign currency fluctuation, as well as the mark-to-market adjustments relating to our interest rate swap contract during the three months ended September 30, 2026.

Cash flow provided by operating activities for the nine months ended September 30, 2026, was $142.5 million.

Share Buyback Program

On November 4, 2026, the Company’s Board of Directors authorized a $50 million increase to the Company’s share buyback program, which is expected to continue for an indefinite period of time. The primary goal of the program is to offset dilution created by the Company’s equity compensation programs.

Purchases may be made through the open market and private block transactions pursuant to Rule 10b5-1 plans, privately negotiated transactions, or other means, as determined by the Company’s management and in accordance with the requirements of the Securities and Exchange Commission and applicable laws.

The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, and other conditions.

Pipeline Information

The Company currently has one abbreviated new drug application (“ANDA”) and one biosimilar insulin candidate filed with the FDA for products targeting a combined market size exceeding $1.6 billion, along with two biosimilar products in development targeting a market size exceeding $3.5 billion, and three generic products in development targeting a market size of over $1.2 billion. This market information is based on IQVIA data for the 12 months ended September 30, 2026, supplemented by data provided by the branded company for one of the generic targets. The Company is developing multiple proprietary products with injectable, topical and intranasal dosage forms.

The Company’s proprietary pipeline also includes four in-licensed products including three proprietary peptides targeting oncology and ophthalmology indications, and a fully synthetic corticotropin compound designed to address inflammatory and autoimmune conditions.

Conference Call Information

The Company will hold a conference call to discuss its financial results today, November 5, 2026, at 2:00 p.m. Pacific Time.

To access the conference call, dial toll-free (877) 407-0989 or (201) 389-0921 for international callers, ten minutes before the conference.

The call can also be accessed on the Investors page on the Company’s website at www.amphastar.com.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP financial measures when providing financial results. The Company believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with GAAP. As a result, the Company is disclosing certain non-GAAP results, including (i) Adjusted non-GAAP net income (loss) and (ii) Adjusted non-GAAP diluted EPS, which generally exclude amortization expense, share-based compensation, impairment charges, certain debt issuance costs, legal settlements, and other one-time events in order to supplement investors’ and other readers’ understanding and assessment of the Company’s financial performance because the Company’s management uses these measures internally for forecasting, budgeting, and measuring its operating performance. Whenever the Company uses such non-GAAP measures, it will provide a reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most directly comparable GAAP measures set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Market Data

This press release contains market data that we obtained from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this press release, actual results may differ from the projections.

About Amphastar Pharmaceuticals, Inc.

Amphastar is a biopharmaceutical company that focuses on developing, manufacturing, and commercializing technically challenging generic and proprietary injectable, inhalation, and intranasal products. Additionally, the Company sells active pharmaceutical ingredient, or API products. Most of the Company’s finished products are contracted and distributed through group purchasing organizations, drug wholesalers, and drug retailers. More information and resources are available at www.amphastar.com.

Amphastar’s logo and other trademarks or service marks of Amphastar, including, but not limited to Amphastar®, BAQSIMI®, Primatene MIST®, Amphadase®, and Cortrosyn®, are the property of Amphastar.

Forward-Looking Statements

All statements in this press release and in the conference call referenced above that are not historical are forward-looking statements, including, among other things, statements relating to our expectations regarding future financial performance and business trends, our future growth and our ability to continue to scale, sales and marketing of our products, market size and expansion, product portfolio, product development, our deployment of capital, the timing of FDA filings or approvals, the timing of product launches, acquisitions and other matters related to our pipeline of product candidates, the timing and results of clinical trials, the impact of our products, including their potential for continued revenue growth, the strategic trajectory of and market for our product pipeline, our long-term strategy, our ability to leverage our existing expertise and technology, the impacts of any licensing agreements and ability to commercialize additional therapies, our in-house manufacturing expertise, our ability to create value for our shareholders, our ability to deliver high-quality, affordable therapies to patients, our commercial momentum and position in the market. These statements are not facts but rather are based on Amphastar’s historical performance and our current expectations, estimates, and projections regarding our business, operations, and other similar or related factors. Words such as “may,” “might,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Amphastar’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Amphastar’s filings with the Securities and Exchange Commission (“SEC”), including in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 7, 2026, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 6, 2026, in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the SEC on November 5, 2026, and our other filings or reports that we may file with the SEC. You can locate these reports through our website at http://ir.amphastar.com and on the SEC’s website at www.sec.gov. The forward-looking statements in this release speak only as of the date of the release. Amphastar undertakes no obligation to revise or update information or any forward-looking statements in this press release or the conference call referenced above to reflect events or circumstances in the future, even if new information becomes available or if subsequent events cause our expectations to change.

Contact Information:

Amphastar Pharmaceuticals, Inc.

Bill Peters

Chief Financial Officer

(909) 476-3416

Table I

Amphastar Pharmaceuticals, Inc.

Condensed Consolidated Statement of Operations

(Unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net revenues	$207,608	$191,840	$562,682	$536,782
Cost of revenues	107,979	93,194	299,261	266,395
Gross profit	99,629	98,646	263,421	270,387

Operating expenses:
Selling, distribution, and marketing	11,934	11,505	37,196	33,606
General and administrative	16,844	39,467	53,114	69,454
Research and development	20,078	22,354	68,979	62,530
Total operating expenses	48,856	73,326	159,289	165,590

Income from operations	50,773	25,320	104,132	104,797

Non-operating expenses:
Interest income	2,287	2,246	6,974	6,256
Interest expense	(6,760)	(6,284)	(19,972)	(18,851)
Other income (expenses), net	2,764	231	6,526	(492)
Total non-operating expenses, net	(1,709)	(3,807)	(6,472)	(13,087)

Income before income taxes	49,064	21,513	97,660	91,710
Income tax provision	11,301	4,163	23,129	18,045

Net income	$37,763	$17,350	$74,531	$73,665

Net income per share:
Basic	$0.89	$0.38	$1.70	$1.57
Diluted	$0.87	$0.37	$1.67	$1.52

Weighted-average shares used to compute net income per share:
Basic	42,579	46,474	43,848	47,021
Diluted	43,377	47,677	44,687	48,565

Table II

Amphastar Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	September 30,	December 31,
	2026	2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$204,588	$170,177
Restricted cash	235	235
Short-term investments	26,046	112,635
Restricted short-term investments	2,200	2,200
Accounts receivable, net	182,215	143,560
Inventories	173,920	176,890
Income tax refunds and deposits	2,532	17,167
Prepaid expenses and other assets	10,949	13,152
Total current assets	602,685	636,016

Property, plant, and equipment, net	312,871	310,567
Finance lease right-of-use assets	120	221
Operating lease right-of-use assets	75,055	42,931
Goodwill and intangible assets, net	640,429	565,965
Other assets	38,100	31,135
Deferred tax assets	42,464	42,464
Total assets	$1,711,724	$1,629,299

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$168,068	$148,348
Income taxes payable	2,143	239
Current portion of long-term debt	2,505	1,641
Current portion of operating lease liabilities	8,718	7,928
Total current liabilities	181,434	158,156

Long-term reserve for income tax liabilities	5,926	5,926
Long-term debt, net of current portion and unamortized debt issuance costs	610,497	608,749
Long-term operating lease liabilities, net of current portion	69,969	37,684
Other long-term liabilities	29,344	29,979
Total liabilities	897,170	840,494
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value $0.0001; 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock: par value $0.0001; 300,000,000 shares authorized; 62,441,273 and 42,648,323 shares issued and outstanding, respectively, as of September 30, 2026 and 61,779,883 and 45,645,497 shares issued and outstanding, respectively, as of December 31, 2025	6	6
Additional paid-in capital	562,145	535,380
Retained earnings	741,412	666,881
Accumulated other comprehensive loss	(6,020)	(5,314)
Treasury stock	(482,989)	(408,148)
Total stockholders' equity	814,554	788,805
Total liabilities and stockholders’ equity	$1,711,724	$1,629,299

Table III

Amphastar Pharmaceuticals, Inc.

Reconciliation of Non-GAAP Measures

(Unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

GAAP net income	$37,763	$17,350	$74,531	$73,665
Adjusted for:
Intangible asset amortization	7,394	6,269	19,933	18,778
Share-based compensation	7,007	6,297	23,371	21,072
Impairment of long-lived assets	436	—	436	—
Litigation provision	—	23,147	1,000	23,147
Income tax provision on pre-tax adjustments	(3,335)	(8,367)	(9,769)	(14,202)
Adjusted non-GAAP net income	$49,265	$44,696	$109,502	$122,460

Adjusted non-GAAP net income per share:
Basic	$1.16	$0.96	$2.50	$2.60
Diluted	$1.14	$0.93	$2.45	$2.52

Weighted-average shares used to compute adjusted non-GAAP net income per share:
Basic	42,579	46,474	43,848	47,021
Diluted	43,377	47,677	44,687	48,565

	Three Months Ended September 30, 2026

		Selling,	General	Research
	Cost of	distribution	and	and	Income
	revenue	and marketing	administrative	development	tax provision
GAAP	$107,979	$11,934	$16,844	$20,078	$11,301
Intangible asset amortization	(7,373)	—	(1)	(20)	—
Share-based compensation	(1,408)	(348)	(4,586)	(665)	—
Impairment of long-lived assets	(436)	—	—	—	—
Income tax provision on pre-tax adjustments	—	—	—	—	3,335
Non-GAAP	$98,762	$11,586	$12,257	$19,393	$14,636

	Three Months Ended September 30, 2025

		Selling,	General	Research
	Cost of	distribution	and	and	Income
	revenue	and marketing	administrative	development	tax provision
GAAP	$93,194	$11,505	$39,467	$22,354	$4,163
Intangible asset amortization	(6,248)	—	(1)	(20)	—
Share-based compensation	(1,274)	(301)	(4,140)	(582)	—
Litigation provision	—	—	(23,147)	—	—
Income tax provision on pre-tax adjustments	—	—	—	—	8,367
Non-GAAP	$85,672	$11,204	$12,179	$21,752	$12,530

	Nine Months Ended September 30, 2026

		Selling,	General	Research
	Cost of	distribution	and	and	Income
	revenue	and marketing	administrative	development	tax provision
GAAP	$299,261	$37,196	$53,114	$68,979	$23,129
Intangible asset amortization	(19,873)	—	(2)	(58)	—
Share-based compensation	(5,421)	(1,067)	(14,236)	(2,647)	—
Impairment of long-lived assets	(436)	—	—	—	—
Litigation provision	—	—	(1,000)	—	—
Income tax provision on pre-tax adjustments	—	—	—	—	9,769
Non-GAAP	$273,531	$36,129	$37,876	$66,274	$32,898

	Nine Months Ended September 30, 2025

		Selling,	General	Research
	Cost of	distribution	and	and	Income
	revenue	and marketing	administrative	development	tax provision
GAAP	$266,395	$33,606	$69,454	$62,530	$18,045
Intangible asset amortization	(18,718)	—	(2)	(58)	—
Share-based compensation	(5,012)	(925)	(12,777)	(2,358)	—
Litigation provision	—	—	(23,147)	—	—
Income tax provision on pre-tax adjustments	—	—	—	—	14,202
Non-GAAP	$242,665	$32,681	$33,528	$60,114	$32,247